Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 21, 2021, with respect to the consolidated financial statements and supplemental schedule and internal control over financial reporting included in the Annual Report of Agilysys, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2021.  We consent to the incorporation by reference of said reports in the Registration Statements of Agilysys, Inc. and subsidiaries on Form S-3 (File No. 333-248273) and on Form S-8 (File No. 333-253045).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

May 21, 2021